Exhibit 99.1

ImmunoGen and Huadong Medicine Announce Strategic Collaboration to Develop and Commercialize Mirvetuximab Soravtansine in Greater China

Partnership Accelerates Development Path for Mirvetuximab in Greater China and Expands Huadong Medicine’s Oncology Portfolio with Innovative ADC

Combines ImmunoGen’s Lead Clinical Program with Huadong’s Regional Oncology Expertise

ImmunoGen to Receive $40 Million Upfront Payment and is Eligible to Receive Up to $265 Million in Potential Development, Regulatory, and Commercial Milestone Payments

Waltham, MA – October 19, 2020 -  ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, and Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd., a wholly-owned subsidiary of Huadong Medicine Co., Ltd., today announced that the companies have entered into an exclusive collaboration to develop and commercialize mirvetuximab soravtansine in mainland China, Hong Kong, Macau, and Taiwan (Greater China). ImmunoGen will retain all rights to mirvetuximab in the rest of the world.

This collaboration provides ImmunoGen with access to the second largest pharmaceutical market in the world via Huadong Medicine’s development, regulatory, and commercial capabilities, while supporting Huadong Medicine’s growth strategy to build a deep portfolio of oncology, endocrinology, and autoimmunology candidates. Mirvetuximab adds a compelling late-stage oncology asset to Huadong Medicine’s portfolio.

"With extensive regional experience, the right development and regulatory capabilities, and access to a deep local network of hospitals and clinics across Greater China, Huadong Medicine is an ideal partner for us,” said Mark Enyedy, ImmunoGen’s President and Chief Executive Officer. “This collaboration reflects mirvetuximab’s potential to deliver meaningful value to ovarian cancer patients as well as our ability to translate our work in ADCs into long-term relationships that create sustainable value for ImmunoGen and our partners. We look forward to working closely with Huadong Medicine to develop and commercialize mirvetuximab in Greater China as we advance the mirvetuximab program and prepare for the first potential commercial launch in the United States in 2022.”

"ImmunoGen is a leader in the development of ADCs for the treatment of cancer and this partnership provides us with a late-stage asset that will enable us to further expand our pipeline of innovative oncology programs,” said Liang Lu, Chairman of Huadong Medicine. “The compelling clinical data generated to date highlights mirvetuximab’s potential to be a promising therapy for an extremely difficult to treat disease and we look forward to beginning its development as we seek to meet the growing needs of ovarian cancer patients in Greater China."

Under the terms of the agreement, ImmunoGen will receive an upfront payment of $40 million and is eligible to receive additional milestone payments of up to $265 million as certain development, regulatory, and commercial objectives are achieved. ImmunoGen is also eligible to receive low double digit to high teen royalties as a percentage of mirvetuximab commercial sales by Huadong Medicine in Greater China.

Huadong Medicine will be responsible for the development as well as potential regulatory submissions and commercialization of mirvetuximab in Greater China pursuant to input from a joint steering committee comprised of individuals from both companies. Huadong Medicine will also have the opportunity to participate in global clinical studies of mirvetuximab conducted by ImmunoGen. ImmunoGen will continue to be responsible for the development and commercialization of mirvetuximab in the United States and other geographies.

ABOUT MIRVETUXIMAB SORAVTANSINE

Mirvetuximab soravtansine (IMGN853) is a first-in-class ADC comprising a folate receptor alpha (FRα)-binding antibody, cleavable linker, and the maytansinoid DM4, a potent tubulin-targeting agent to kill the targeted cancer cells.

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days. We call this our commitment to “target a better now.”

Learn more about who we are, what we do, and how we do it at www.immunogen.com.

ABOUT HUADONG MEDICINE

Huadong Medicine Co., Ltd. (SZ.000963) is a leading Chinese pharmaceutical company based in Hangzhou, China. Founded in 1993, Huadong Medicine has fully integrated R&D, manufacturing, distribution sales and marketing capabilities. Huadong Medicine’s product portfolio and pipeline are specialized in oncology, immunology, nephrology and diabetes. The Company’s annual revenue in 2019 exceeded 5 billion USD. Huadong Medicine has 12,000 employees among which 1,000 are dedicated to R&D. Huadong Medicine possesses one of the most extensive commercial coverage and marketing capabilities in China. ‘Patient Centered, Science Driven’ is Huadong’s value. For additional information, please visit www.eastchinapharm.com/en.

FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements based on management's current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the occurrence, timing, and outcome of potential pre-clinical, clinical, and regulatory events related to ImmunoGen’s product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the successful execution of the collaboration with Huadong and their development and commercialization efforts; the timing and outcome of ImmunoGen’s pre-clinical and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense, and results of pre-clinical studies, clinical trials, and regulatory processes; ImmunoGen’s ability to financially support its product programs; risks and uncertainties associated with the scale and duration of the COVID-19 pandemic and resulting impact on ImmunoGen’s industry and business; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the Securities and Exchange Commission.

INVESTOR RELATIONS AND MEDIA

ImmunoGen

Courtney O’Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com

Huadong Medicine

Bo Chen

+86 571 8990 3290

pretor@eastchinapharm.com